SCYNEXIS Announces Appointment of Sanjay Subramanian as Chief Financial Officer

Accomplished biopharmaceutical finance executive brings extensive experience driving capital markets activities, strategic transactions, and growth across public companies.

JERSEY CITY, N.J., September 10, 2026 – SCYNEXIS, Inc. (NASDAQ: SCYX) (the Company or SCYNEXIS), a clinical-stage biotechnology company dedicated to advancing innovative solutions for severe rare diseases, today announced the appointment of Sanjay Subramanian, MBA, as Chief Financial Officer, effective September 9, 2026. The Company also announced the retirement of Ivor Macleod from his role as Chief Financial Officer, effective September 9, 2026. Mr. Macleod will remain with the Company through October 9, 2026 to support a smooth transition.

"We are delighted to welcome Sanjay to SCYNEXIS and excited to add his extensive financial and strategic leadership experience to our executive team," said David Angulo, M.D., President and Chief Executive Officer of SCYNEXIS. "Sanjay's proven track record in capital markets, business development and strategic growth, combined with his broad financial expertise, will be invaluable as we advance our pipeline, execute on our corporate objectives and drive long-term value for patients and shareholders."

Dr. Angulo continued, "I would also like to thank Ivor for his many contributions to SCYNEXIS during his nearly four years with the Company. Since joining SCYNEXIS in 2022, Ivor has played an important role in strengthening our financial position and supporting the Company's strategic evolution. On behalf of the Board of Directors and the entire SCYNEXIS team, I am grateful for his leadership, partnership and dedication, and we wish him all the best in his retirement."

Mr. Subramanian commented, "I am excited to join SCYNEXIS at such a pivotal stage in the Company's evolution. The Company's focus on developing innovative therapies for severe rare diseases represents a compelling opportunity to make a meaningful difference in patients' lives. I look forward to partnering with David, the leadership team and the Board as SCYNEXIS advances its pipeline and pursues its long-term objectives."

Mr. Macleod added, "It has been a privilege to serve as Chief Financial Officer of SCYNEXIS and to work alongside such a talented and dedicated team. I am proud of what we have accomplished together and confident that the Company is well-positioned for future success. I look forward to supporting Sanjay and ensuring a seamless transition."

Mr. Subramanian brings more than 20 years of finance, capital markets, business development and operational leadership experience across the biotechnology, pharmaceutical and healthcare sectors. Most recently, he served as Chief Financial Officer and Head of Business Development at Inozyme Pharma, where he oversaw finance, investor relations, business development and legal functions and led the company's acquisition by BioMarin Pharmaceutical. Previously, he served as Chief Financial Officer and Head of Corporate Development at Ocugen. Earlier in his career, he held finance leadership positions at Aralez Pharmaceuticals, Bausch Health Companies, and General Motors. He holds an M.B.A. from the MIT Sloan School of Management, master's degrees from MIT and The Ohio State University, and a bachelor's degree in mechanical engineering from the Indian Institute of Technology Madras.

In connection with his appointment, on September 9, 2026, Mr. Subramanian was granted an option to purchase 100,000 shares of SCYNEXIS common stock, at a per share exercise price of $4.91, the closing trading price on September 9, 2026. The stock option has a ten-year term and vests over four years, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments over the following thirty-six months, provided Mr. Subramanian continues to provide service to SCYNEXIS. The stock option was granted pursuant to the SCYNEXIS 2015 Inducement Award Plan and as a material inducement to Mr. Subramanian entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About SCYNEXIS

SCYNEXIS, Inc. (NASDAQ: SCYX) is a clinical-stage biotechnology company dedicated to advancing innovative solutions for severe rare diseases. SCY-770 is being developed for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD) and has been granted Orphan Drug designation. SCYNEXIS’s proprietary antifungal platform “fungerps” includes BREXAFEMME® (ibrexafungerp tablets), the first approved representative of this novel class, which has been licensed to GSK, and SCY-247, currently in clinical stages of development. For more information, visit www.scynexis.com.

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